Exhibit 10.1

EXECUTION COPY

EXECUTIVE EMPLOYMENT AGREEMENT
THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made effective as of the 5th day of January, 2016 (the “Effective Date”) by and between Platform Specialty Products Corporation, a Delaware corporation (“Company”) and Rakesh Sachdev (“Executive”).
WHEREAS, Executive desires to serve as the Chief Executive Officer of the Company in exchange for the consideration set forth in this Agreement and the Company desires to employ the Executive as such under the terms and conditions hereof.
NOW, THEREFORE, in consideration of the promises and the mutual agreements contained herein, the Company and Executive hereby agree as follows:
ARTICLE I

DEFINITIONS

1.1     Definitions. As used herein, the following terms shall have the following meanings.

(a)“Board” means the board of directors of the Company.

(b)“Cause” means any of the following:

(i)the willful and continuous failure by Executive to substantially perform Executive’s duties with the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness) within ten (10) days after a written demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive’s duties,

(ii)misconduct or gross negligence by Executive provided (A) the Board has determined that the resulting harm to the Company from Executive’s misconduct or gross negligence cannot be adequately remedied, or (B) Executive fails to correct any resulting harm to the Company within ten (10) days after a written demand for correction is delivered to Executive by the Board which specifically identifies both the manner in which the Board believes that Executive has engaged in misconduct or gross negligence and an appropriate method of correcting any resulting harm to the Company,

(iii)Executive’s conviction of or the entering of a plea of guilty or nolo contendere to the commission of a felony, or

(iv)fraud, embezzlement, theft or dishonesty, which in each case is of a material nature by Executive against the Company, or a willful material violation by Executive of a policy or procedure of the Company, resulting, in any case, in material economic harm to the Company.

(c)“Confidential Information” as used in Sections 2.5, 2.6 and 2.7 of this Agreement, means all confidential and proprietary information, data, documents, records, materials, and other trade secrets and/or other proprietary business information of the Company or its subsidiaries or affiliates that is not readily available to competitors, outside third parties and/or the public, including without limitation, data, designs, plans, notes, memoranda, work sheets, formulas, processes, patents, pricing, production methods and techniques, financial information and information about (i) current or prospective customers and/or suppliers and customer and supplier lists (ii) employees, research, goodwill, production, prices, costs, margins, and operating unit financial performance, salaries and expertise, customer preferences, contact information, key contacts, credit and purchasing history, and purchasing requirements and preferences (iii) business methods, processes, practices or procedures; (iv) computer software and technology development, and (v) marketing, pricing strategies, business plans, and business strategy, including acquisition, merger and/or divestiture strategies.

(d)“Customer” means any Person or entity to whom the Company or its subsidiaries or affiliates has sold any products (i) in the case of on-going employment, during the twenty-four (24) calendar months immediately preceding any dispute under Section 2.6 of this Agreement, and, (ii) in the case of the employment having ended, the twenty-four (24) calendar months preceding Executive’s termination of employment.

(e)“Disability” means Executive’s inability, or failure, to perform the essential functions of his position, with or without reasonable accommodation, for any period of six (6) months or more in any twelve (12) month period, by reason of any medically determinable physical or mental impairment.

(f)“Good Reason” means the occurrence of one or more of the following conditions without the consent of Executive:
(i)a material diminution in Executive’s authority, duties, or responsibilities;

(ii)any action or inaction that constitutes a material breach by the Company of this Agreement; or

(iii)a material diminution in the Executive’s base compensation.

In order for a termination of employment to be on account of “Good Reason”, Executive must provide the Company with a written notice within ninety (90) days of the initial existence of a condition constituting Good Reason, must afford the Company thirty (30) days in which to remedy the condition, and if no such cure has been effectuated, must terminate employment within six (6) months of the initial existence of the identified condition constituting Good Reason.
(g)“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

(h)“Potential Customer” means any Person or entity who, during the applicable twenty- four (24) month period described above in Section 1(d) of this Agreement, has (i) been involved in discussions or negotiations with the Company or its subsidiaries or affiliates for products sold by the Company or its subsidiaries or affiliates; (ii) initiated contact with the Company in order to obtain information regarding products sold by the Company or its subsidiaries or affiliates; (iii) been the subject of personal contacts by Executive and/or any other employee of the Company or its subsidiaries or affiliates for purposes of soliciting business for the Company or its subsidiaries or affiliates; or (iv) been the subject of efforts by the Company or its subsidiaries or affiliates to gather, learn or evaluate information which may help the Company or its subsidiaries or affiliates obtain any future order from such Person or entity.

ARTICLE II

EMPLOYMENT

2.1     Employment. Company agrees to employ Executive and Executive hereby accepts such employment with the Company, upon the terms and conditions set forth in this Agreement, for an indeterminate term as an employee at will subject to the supervision, will and pleasure of the Board (the “Employment Period”).

2.2    Position and Duties.

(a)     During the Employment Period, Executive shall serve as the Chief Executive Officer of the Company. As Chief Executive Officer, Executive, subject to the control of the Board, shall have general supervision and control over the business, property and affairs of the Company and perform such duties as may be assigned to him by the Board. Executive shall report to the Board. On the Effective Date, Executive will be appointed as a member of the Board. During the Employment Period, Executive will be nominated to be elected as a member of the Board at the end of each of Executive’s terms as a member of the Board. Executive may be elected and/or appointed to serve as a director of one or more of the Company’s subsidiaries. Executive’s service as a director of the Company and/or its subsidiaries shall be without additional remuneration.

(b)    Executive shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company. The Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner. In the performance of his duties hereunder, Executive shall at all times report and be subject to the lawful direction of the Board and perform his duties hereunder subject to and in accordance with the resolutions or any other determinations of the Board and the certificate of incorporation and by-laws of the Company and applicable law. During the Employment Period, Executive shall not become an employee of any Person or entity other than the Company. This section shall not be construed to prohibit Executive from serving on the board of directors of one or more other entities (with the consent of the Board in the case of a for-profit entity) or from investing in a business to the extent consistent with the provisions of Section 2.6(a).

2.3    Base Salary, Bonus and Benefits.

(a)    Subject to the terms of this Agreement, in consideration of Executive’s agreements contained herein, for the fiscal year beginning the Effective Date, Executive shall receive a Base Salary at an annual rate of One Million Dollars and No Cents ($1,000,000) (“Base Salary”), with such Base Salary payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes. Executive’s Base Salary in subsequent fiscal years may be subject to adjustment pursuant to Section 2.3(h) hereof.

(b)    During the Employment Period, Executive shall participate in, and be eligible to receive an annual bonus (an “Annual Bonus”) under, the Company’s annual incentive compensation plan, program and/or arrangements applicable to senior-level executives as established and modified from time to time by the Compensation Committee of the Board within its sole discretion. During the Employment Period, Executive shall have a target bonus opportunity under such plan or program equal to 100% of his current Base Salary and shall be based on satisfaction of performance criteria to be established by the Compensation Committee of the Board within the first three (3) months of each fiscal year that begins during the Employment Period. Payment of Annual Bonuses, if any, to Executive shall be made in the same manner and at the same time that other senior-level executives receive their annual incentive compensation awards. Executive’s Annual Bonus in subsequent fiscal years may be subject to adjustment pursuant to Section 2.3(h) hereof.

(c)    As soon as administratively practicable after Executive’s execution and delivery of this Agreement, and in partial consideration for the same, upon the Executive becoming an employee of the Company, Executive shall be granted a restricted stock unit award with respect to Five Hundred Thousand (500,000) shares of the common stock of the Company (the “Initial Grant”), subject to a three year cliff vesting period measured from the Effective Date, under the Platform Specialty Products Corporation Amended and Restated 2013 Incentive Compensation Plan (the “Equity Plan”) and subject to such additional terms and conditions as are determined by the Compensation Committee of the Board and set forth in a restricted stock unit award agreement to be entered into by and between the Company and Executive. In the event of Executive’s death, termination of Executive’s employment by the Company by reason of Executive’s Disability, or in the event Executive is terminated by the Company without Cause or quits for Good Reason: the Two Hundred Fifty Thousand (250,000) restricted stock units granted under this Section 2.3(c) which are time vested shall immediately become fully vested; the remaining Two Hundred Fifty Thousand (250,000) restricted stock units granted under this Section 2.3(c) which are performance vested shall vest on a pro rata basis by multiplying 250,000 by a fraction (1) the numerator of which is the number of days elapsed from the Effective Date to the date of termination and (2) the denominator of which is the total number of days from the Effective Date to the date on which such shares would have been fully vested if all performance targets had been met. For the avoidance of doubt, the provisions of this Section 2.3(c) shall only apply to the Initial Grant. Any additional equity awards that may be granted to Executive shall be subject to such terms and conditions as may be established by the Compensation Committee of the Board, in its sole discretion.

(d)    During the Employment Period, Executive shall be entitled to participate in all medical, dental, hospitalization, accidental death and dismemberment, disability, travel and life insurance plans, and any and all other plans as are presently and hereinafter offered by the Company to its executive personnel, including savings, pension, profit-sharing and deferred compensation plans, subject to the general eligibility and participation provisions set forth in such plans. In addition, you will be entitled to twenty (20) total paid time off days annually (excluding fixed company holidays).

(e)    During the Employment Period, Executive shall be eligible to participate in the Company’s long term incentive plan, program and/or arrangements applicable to senior-level executives as established and modified from time to time by the Compensation Committee of the Board, within its sole discretion. Executive will be eligible to receive a long term compensation award targeted to achieve a value to Executive equal to $3,000,000, on the date of grant, in the form of stock options, restricted stock units, performance shares or other forms of equity or long term incentive as determined by the Compensation Committee of the Board and on terms to be specified by the Compensation Committee of the Board, within its sole discretion. Executive’s long term incentive opportunities in subsequent fiscal years may be subject to adjustment pursuant to Section 2.3(h).

(f)    The Executive and the Company will mutually agree on Executive’s relocation to the West Palm Beach, Florida area. The Executive will be eligible for the benefits outlined in the Company’s executive relocation policy. The purpose of the relocation policy is to assist the Executive with expenses associated with his relocation to West Palm Beach, Florida or the surrounding area. The Executive will be eligible to receive assistance under the Company’s executive relocation policy until his relocation is fully completed. All amounts payable under this Section 2.3(f) shall be subject to the Executive’s presentment to the Company of appropriate documentation and otherwise in accordance with the terms of the Company’s executive relocation policy. In addition, if, prior to the first anniversary of the Effective Date, the Executive is terminated by the Company for Cause or terminates his employment with the Company without Good Reason, the Executive will reimburse the Company for the full amount of the relocation expenses incurred by the Company under this Section 2.3(f).

(g)    Upon the Effective Date, the Company and Executive shall enter into the Company’s standard Indemnification Agreement and within 90 days after the Effective Date the Company and Executive will enter into a mutually agreed Change in Control Agreement.

(h)    Notwithstanding anything to the contrary in this Agreement, during the Employment Period, Executive’s Base Salary, Annual Bonus and long term incentive opportunity shall be reviewed and set annually by the Compensation Committee of the Board, within its sole discretion, but his Base Salary shall not be reduced below $1,000,000 per annum, and his annual bonus and long term incentive opportunities shall not be reduced below the levels specified in this Section 2.3 during the Employment Period, other than pursuant to any Company-wide reductions in compensation affecting executive level employees.

2.4    Termination.

(a)    General. The Employment Period shall terminate upon the earliest to occur of (i) Executive’s death, (ii) a termination by the Company by reason of Executive’s Disability, (iii) a termination by the Company with or without Cause, or (iv) a termination by Executive with or without Good Reason. Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, Executive shall resign from any and all directorships, committee memberships or any other positions Executive holds with the Company or any of its subsidiaries.

(b)    Termination for Cause or Voluntary Termination. If Executive is terminated by the Company for Cause or if the Executive voluntarily terminates his employment without Good Reason, the Executive shall be entitled only to his accrued yet unpaid Base Salary through the date of termination, but shall not be entitled to any further Base Salary or any applicable Annual Bonus or other benefits for that year or any future year.

(c)    Termination Without Cause or for Good Reason.

(i)If the Executive is involuntarily terminated by the Company without Cause or terminates his employment for Good Reason, the Executive shall be entitled to all previously earned and accrued but unpaid Base Salary up to the date of such termination. Provided the Executive has executed a release of claims in a form satisfactory to the Company within 30 days after his involuntary termination of employment without Cause or termination for Good Reason, Executive shall also be entitled to severance pay equal to two (2) times his annual Base Salary (the “Severance Amount”), payable in equal installments over a 24-month period (the “Severance Period”) on the dates on which the Executive’s Base Salary would have otherwise been paid if Executive’s employment had continued, with the first payment being made on the first payroll date occurring after the above-described 30 day period. All payments shall be subject to deductions for customary withholdings, including without limitation, federal and state withholding taxes and social security taxes. If Executive dies during the Severance Period, any remaining Severance Amounts shall be paid to his surviving spouse, or if there is no surviving spouse, to his estate.

(ii)In addition, the Executive shall be entitled to an amount equal to the product of (A) the Executive’s Annual Bonus for the year in which the date of termination occurs determined in accordance with the Company’s annual incentive compensation plan in a manner consistent with that applicable to other participants in the annual bonus plan generally (provided that any individual performance modifier thereunder (if applicable) shall be deemed satisfied at 100%), multiplied by (B) a fraction, (1) the numerator of which is the number of days elapsed in the performance year as of the date of termination, and (2) the denominator of which is 365 (the “Pro Rata Bonus”), which Pro Rata Bonus shall be paid at the same time that incentives are paid to other participants in the annual incentive compensation pan generally in respect of the applicable performance year, but in no event after March 15 of the year following the year in which the date of termination occurs.

(iii)In the event that Executive is determined to be a specified employee in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and the regulations and other guidance issued thereunder for purposes of any Severance Amounts under this subsection (c), such Severance Amounts shall begin on the first payroll date that is more than six months following the date of separation from service, but only to the extent that such payments do not satisfy either the short term deferral exception to Code Section 409A described in 26 CFR § 1.409A-1(b)(4) (“Short Term Deferral Exception”) or, to the extent such payments do not satisfy the Short Term Deferral Exception, the involuntary termination exception to Code Section 409A described in 26 CFR § 1.409A-1(b)(9). At all times, the right to all such installment payments made under this subsection (c) shall be treated as the right to a series of separate payments within the meaning of 26 CFR § 1.409A-2(b)(2)(iii). In the event that a termination of employment occurs on or after December 1st of a calendar year that would entitle the Executive to severance under Section 2.4(c) above, and severance payments are payable prior to the first payroll date that is more than six months following the date of separation from service, such severance benefits shall commence no earlier than the first payroll date in the following calendar year and within 90 days after such separation from service. Any amount that (i) is payable upon termination of Executive’s employment with the Company under any provision of this Agreement, and (ii) is subject to the requirements of Section 409A, shall not be paid unless and until the Executive has Separated from Service as defined in in Treasury Regulation Section 1.409A-1(h).

(d)    No Mitigation. To the extent that Executive shall receive compensation for personal services from employment other than with the Company subsequent to a termination of Executive’s employment with the Company, the amounts so earned shall not be offset against the amounts (if any) due under this Agreement following Executive’s termination of employment.

(e)    Severance Forfeiture. Executive agrees that the Executive shall be entitled to the Severance Amount and the Pro Rata Bonus as set forth in this Section 2.4 only if the Executive has not materially breached as of the date of termination any provisions of this Agreement or of any other agreement with the Company and does not materially breach such provisions at any time during the period for which such payments are to be made. The Company’s obligation to make such payments will terminate upon the occurrence of any material breach during the Severance Period.

(f)    No Additional Severance. Executive hereby agrees that no severance compensation of any kind, nature or amount shall be payable to Executive, except as expressly set forth in this Section 2.4 and Executive hereby irrevocably waives any claim for any other severance compensation.

(g)    Death or Disability. The Company’s obligation under this Agreement terminates on the last day of the month in which the Executive’s death occurs or on the date of termination of employment on account of Executive’s Disability. The Company shall pay to Executive or the Executive’s estate all previously earned and accrued but unpaid Base Salary up to such date. Executive (or his estate) shall also be paid a Pro Rata Bonus for the year of termination, payable as and when the Annual Bonus would otherwise been paid had the Executive’s employment not been terminated. Thereafter, Executive or his estate shall not be entitled to any further Base Salary, Annual Bonus or benefits for that year or any subsequent year, except as may be provided in an applicable benefit plan or program.

2.5    Confidential Information.

(a)     Executive recognizes that the Company is engaged in the business of research, development, manufacture and sale of chemicals, chemical products and allied activities throughout the world (the “Company’s Business”), which business requires for its successful operation the fullest security of its Confidential Information of which Executive will acquire knowledge during the course of his employment.

(b)    Executive shall use his best efforts and diligence both during and after his employment with the Company, regardless of how, when or why Executive’s employment ends, to protect the confidential, trade secret and/or proprietary character of all Confidential Information. Executive shall not, directly or indirectly, use (for himself or another) or disclose any Confidential Information, for so long as it shall remain proprietary or protectable as confidential or trade secret information, except as may be necessary for the performance of Executive’s duties for the Company.

(c)    Executive shall promptly deliver to the Company, at the termination of the Employment Period or at any other time at the Company’s request, without retaining any copies, all documents, information and other material in Executive’s possession or control containing, reflecting and/or relating, directly or indirectly, to any Confidential Information.

(d)    Executive’s obligations under this Section 2.5 shall also extend to the confidential, trade secret and proprietary information learned or acquired by Executive during his employment from others with whom the Company has a business relationship.

2.6    Competitive Activity.

(a)    Executive shall not, directly or indirectly (whether as owner, partner, consultant, employee or otherwise), at any time during his employment with the Company and for a period of two (2) years following his employment with the Company, regardless of how, when or why Executive’s employment terminates, (i) engage in or invest in any business that is engaged in any work or activity that involves a product, process, service or development which is then competitive with and the same as or similar to a product, process, service or development on which

Executive worked or with respect to which Executive had access to Confidential Information while with the Company, or (ii) otherwise compete against the Company’s Business.

(b)    Following expiration of the two (2) year period in Section 2.6(a) of this Agreement, Executive shall continue to be obligated under Section 2.5 of this Agreement not to use or to disclose Confidential Information so long as it shall remain proprietary or protectable as confidential or trade secret information.

(c)    Following termination of Executive’s employment with the Company for any reason, Executive agrees to advise the Company of his new employer, work location and job responsibilities within ten (10) days after accepting new employment if such new employment commences within two (2) years following Executive’s termination of employment with the Company. Executive further agrees to keep the Company so advised of any change in his employment for two (2) years following the termination of his employment with the Company.

(d)    Executive understands that the intention of Sections 2.5 and 2.6 of this Agreement is not to prevent the Executive from earning a livelihood and Executive agrees nothing in this Agreement would prevent Executive from earning a livelihood utilizing his general purchasing, sales, professional or technical skills in any of the hospitals, businesses, research or manufacturing facilities of companies which are not directly or indirectly in competition with the Company.

(e)    Executive agrees that during his employment with the Company and for a period of two (2) years following Executive’s termination of employment, regardless of how, when or why employment ceased, Executive shall not in any manner or in any capacity, directly or indirectly, for himself or any other Person or entity, actually or attempt to: (i) solicit, contact or do business with any Customer or Potential Customer of the Company for the purpose of selling any products competitive with products sold by the Company, or otherwise divert, interfere with or take away any Customer or Potential Customer of the Company or the business of any such Customer or Potential Customer; or (ii) divert or interfere with the Company’s relationship with any Customer or supplier of the Company.

(f)    During Executive’s employment with the Company and for a period of two (2) years following Executive’s termination of employment, regardless of how, why or when employment ceased, Executive shall not, directly or indirectly, solicit for employment, hire or offer employment to, or otherwise aid or assist (by disclosing information about employees or otherwise) any other Person or entity other than the Company in soliciting for employment, hiring or offering employment to, any employee of the Company.

(g)    In addition to any other remedies available to Company, including but not limited to injunctive relief as specified in Section 3.12 below, Executive’s material breach of Section 2.6 of this Agreement shall relieve Company of its obligations (if any) to pay any further severance benefits under this Agreement.

(h)    In the event that Executive is in breach of any of the provisions of Section 2.6 of this Agreement, the period of proscription from the act or acts that constitute a breach of Section 2.6 shall be tolled during the period that the occurrence of any such breach is investigated by the Company and during the continuance of any such breach.

2.7    Ideas, Inventions and Discoveries.

(a)    Executive shall promptly disclose to the Company any ideas, inventions or discoveries, whether or not patentable, which Executive may conceive or make (alone or with others) during the Employment Period, whether or not during working hours, and which, directly or indirectly (i) relate to matters within the scope of Executive’s duties or field of responsibility during Executive’s employment with the Company; or (ii) are based on Executive’s knowledge of the actual or anticipated business or interest of the Company; or (iii) are aided by the use of time, materials, facilities or information of the Company.

(b)    Executive hereby assigns to the Company or its designee, without further compensation, all of the right, title and interest in all such ideas, inventions or discoveries in all countries of the world except for patents currently held by Executive developed outside of employment with the Company.

(c)    Without further compensation but at the Company’s expense, Executive shall give all testimony and execute all patent applications, rights of priority, assignments and other documents and in general do all lawful things requested of Executive by the Company to enable the Company to obtain, maintain and enforce protection of such ideas, inventions and discoveries for and in the name of the Company or its designee, as the case may be, in all countries of the world. However, should Executive render any of the services in this Section 2.7(c) during a two (2) year period following termination of Executive’s employment, Executive shall be compensated at a rate per hour equal to the Base Salary Executive received from the Company at the time of termination and shall be reimbursed for reasonable out-of-pocket expenses incurred in rendering the services.

(d)    In addition to any other remedies available to Company, including but not limited to injunctive relief as specified in Section 3.12 below, Executive’s breach of Section 2.7 of this Agreement shall relieve Company of its obligations (if any) to pay any further severance benefits under this Agreement.

ARTICLE III

MISCELLANEOUS

3.1    Executive’s Representations. Executive hereby represents and warrants to the Company that (i) Executive’s execution, delivery and performance of this Agreement do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other Person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he fully understands the terms and conditions contained herein.

3.2    Survival. Sections 2.5, 2.6 and 2.7 and Sections 3.3 through 3.12 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

3.3    Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via facsimile to the recipient. Such notices, demands and other communications will be sent to the address indicated below:

To the Company:	General Counsel
Platform Specialty Products Corporation
1450 Centrepark Boulevard, Suite 210
West Palm Beach, Florida 33401

To Executive:	Mr. Rakesh Sachdev
At the address on file with the Company

or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party.
3.4    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, (a) the parties agree that such provision(s) will be enforced to the maximum extent permissible under the applicable law and a court of competent jurisdiction may so modify the objectionable provision as to make it valid, reasonable, and enforceable, and (b) any invalidity, illegality or unenforceability of a particular provision will not affect any other provision of this Agreement.

3.5    Successors and Assigns. Except as otherwise provided herein, all covenants and agreements contained in this Agreement shall bind and inure to the benefit of and be enforceable by the Company, and their respective successors and assigns. This Agreement is personal to Executive and except as otherwise specifically provided herein, this Agreement, including the obligations and benefits hereunder, may not be assigned to any party by Executive.

3.6    Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

3.7    Counterparts. This Agreement may be executed in one or more identical counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

3.8    Waiver. Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of such right, power or privilege or of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged therewith, and, in the case of Company, by its duly authorized officer.

3.9    Entire Agreement. This instrument constitutes the entire agreement of the parties in this matter and shall supersede any other agreement between the parties, oral or written, concerning the same subject matter including, but not limited to, any prior employment and severance agreements.

3.10    Amendment. This Agreement may be amended only by a writing which makes express reference to this Agreement as the subject of such amendment and which is signed by Executive and by a duly authorized officer of the Company.

3.11    Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the domestic law of the State of Florida, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida. Any litigation relating to or arising out of this Agreement shall be filed and litigated exclusively in the Circuit Court in West Palm Beach, Florida or the United States District Court for the Southern District of Florida.

3.12    Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorneys’ fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement, including, without limitation, Sections 2.5, 2.6 and 2.7 hereof, and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

3.13    Exit Interview. To ensure a clear understanding of this Agreement, Executive agrees, at the time of termination of Executive’s employment, to engage in an exit interview with the Company at a time and place designated by the Company and at the Company’s expense. Executive understands and agrees that during said exit interview, Executive may be required to confirm that he will comply with his on-going obligations under this Agreement. The Company may elect, at its option, to conduct the exit interview by telephone.

3.14    Future Employment. Executive shall disclose the existence of this Agreement to any new employer or potential new employer which offers products or services that compete with the Company’s Business if such new employment commences within two (2) years following Executive’s termination of employment with the Company. Executive consents to the Company informing any subsequent employer of Executive, or any entity which the Company in good faith believes is, or is likely to be, considering employing Executive, of the existence and terms of this Agreement if such subsequent employment commences (or is expected to commence) within two (2) years following the Executive’s termination of employment with the Company.

3.15    Expenses. Executive will be reimbursed for reasonable professional fees that he incurs in connection with the negotiation and documentation of the employment arrangements reflected herein in an amount not to exceed $15,000, subject to applicable withholding for taxes.

3.16    Effectiveness of Agreement. This Agreement has been executed and delivered on the date set forth on the signature page below and shall automatically become effective on the Effective Date.

3.17    Section 409A. To the extent that any payments pursuant to this Agreement are subject to Section 409A, it is intended that this Agreement shall be administered in a manner that will comply with or meet an exception from Section 409A and this Agreement shall be interpreted in accordance with such intent. Any reimbursements by the Company to the Executive of any eligible expenses under this Agreement that are not excludable from the Executive’s income for Federal income tax purposes (the “Taxable Reimbursements”) shall be made by no later than the last day of the taxable year of the Executive following the year in which the expense was incurred. The amount of any Taxable Reimbursements and the value of any in-kind benefits to be provided to the Executive, during any taxable year of the Executive shall not affect the expenses eligible for reimbursement, or in- kind benefits to be provided, in any other taxable year of the Executive. The right to Taxable Reimbursement, or in- kind benefits, shall not be subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement this 15th day of December 2015 and it shall be automatically effective as of the Effective Date.

PLATFORM SPECIALTY PRODUCTS CORPORATION By: /s/ Martin E. Franklin Name: Martin E. Franklin Title: Chairman of the Board
EXECUTIVE By: /s/ Rakesh Sachdev Name: Rakesh Sachdev